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                                                                    EXHIBIT 11.1


                  COMPUTATION OF EARNINGS PER COMMON AND COMMON
                         EQUIVALENT SHARE (IN THOUSANDS
                            EXCEPT PER SHARE AMOUNTS)


                                             Quarter Ended           Quarter Ended
                                           September 30, 1997     September 30, 1996
                                                        Fully                 Fully
                                           Primary    Diluted     Primary    Diluted
                                          --------------------    -------------------
Net Earning (loss)                        $   (269)   $   (269)   $    627   $    627
                                          ========    ========    ========   ========



Weighted average number of common
  shares outstanding                         9,019       9,019       6,469      6,469

Excess of shares issuable upon exercise
  of stock options over shares deemed
  retired under the "treasury stock"
  method                                     1,079       1,235         856        983
                                          --------    --------    --------   --------

Weighted average number of common
  and dilutive common equivalent shares
  outstanding                               10,098      10,254       7,325      7,452
                                          ========    ========    ========   ========


Earnings (loss) per common and common
  equivalent share                        $  (0.03)   $  (0.03)   $   0.09   $   0.08
                                          ========    ========    ========   ========